Exhibit 99.1

NEWS RELEASE

RLI Insurance Company

9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1431

Phone: 309-692-1000 ½ Fax: 309-692-1068

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron_Jacoby@rlicorp.com

RLI totals hurricane losses

PEORIA, ILLINOIS, October 12, 2004, RLI Corp (RLI) – RLI expects to report cumulative after-tax losses from Hurricanes Charley, Frances, Ivan and Jeanne of $12.4 million, or $0.47 per share. The company had previously estimated losses from the first three storms of between $8.0 million and $10.0 million. RLI now estimates losses from those events to be $10.0 million; Hurricane Jeanne is expected to result in $2.4 million of additional loss.

This financial impact will be reflected in RLI’s third quarter results, which will be released on October 14, 2004, and include estimated losses on reported claims as well as estimated losses from claims that have been incurred but not reported.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect certain results are listed in the company’s filings with the Securities Exchange Commission, including the Form 10-K for the year ended December 31, 2003.

RLI is a specialty insurance company offering a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 18 office locations.  The company’s talented associates have delivered underwriting profits in 23 of the last 27 years, including the last eight. RLI’s insurance subsidiaries - RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company - are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Vice President Corporate Development Aaron Jacoby at (309) 693-5880 or at www.aaron_jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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